EXHIBIT 99.2

TPEG STOCK TO COMMENCE TRADING 1 FOR 3 REVERSE STOCK SPLIT EFFECTIVE MAY 1,
1998

     Los Angeles, CA -- April 30, 1998 -- The Producers Entertainment Group Ltd. (NASDAQ: TPEG, BSE: TPG) announced today that its common stock will begin trading on Friday, May 1, 1998, on a post-reverse-split basis of one-for-three.

     No fractional shares will be issued in connection with the reverse stock split. Shareholders will receive cash as payment for any fractional shares otherwise issuable. The Company's transfer agent, Oxford Transfer & Registrar, will mail stockholders instructions regarding the exchange of their existing stock certificates for new stock certificates evidencing the post-split shares.

     The terms of exercise for all outstanding warrants to purchase common stock will also be affected, as of the open of business on May 1, 1998, such that the exercise price is increased threefold and the number of shares issuable upon exercise is reduced proportionately, so that the dollar amount payable to the company upon exercise remains the same.

     The Producers Entertainment Group Ltd. is primarily engaged in the production and distribution of long form television and episodic television series.

     The company recently completed production of the television movies entitled "Floating Away" and "The Passion Of Ayn Rand" for Showtime Networks and "Marabunta" for Fox Broadcasting Company.


CONTACT:  Arthur Bernstein
          The Producers Entertainment Group
          (213) 634-8634